Exhibit 12.1




                                                     Computation of Ratio of Earnings to Fixed Charges
                                                               (in millions, except ratios)


                                                                         Year Ended December 31
                                                 -----------------------------------------------------------------

                                                   2000          1999           1998          1997          1996
                                                   ----          ----           ----          ----          ----

Income before income taxes...............        //$503.1        $314.6         $251.8       $ 194.6        $127.8
Fixed charges:

      Interest expense and
      amortization of financing
      costs..............................          $103.8       $  66.9         $ 11.8       $   3.6        $  3.0

      Portion of rent expense
      representing interest..............            50.7          35.4            9.1           7.4           6.3
                                                 --------       -------         ------       -------        ------

      Total fixed charges excluding
      capitalized interest...............           154.5         102.3           20.9          11.0           9.3

      Capitalized interest...............              --            --            0.7           0.3           0.2
                                                 --------       -------         ------       -------        ------

      Total fixed charges................          $154.5        $102.3         $ 21.6       $  11.3        $  9.5
                                                   ======        ======        =======       =======        ======

      Income before income taxes
      and fixed charges..................          $657.6        $416.9         $272.7        $205.6        $137.1

      Ratio of earnings to fixed
      charges............................             4.3           4.1           12.6          18.2          14.4



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